Exhibit 10.4

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered this 20th day of December, 2018 (the “Effective Date”) between cbdMD LLC, a North Carolina limited liability company whose principal place of business is 4521 Sharon Road, Charlotte, NC 28211 (the “Company”) and R. Scott Coffman, an individual whose address is [●] (the “Executive”).

RECITALS

WHEREAS, the Company is a manufacturer and distributor of a variety of cannabidiol (CBD) based products (the “Business”).

WHEREAS, the Company is a wholly-owned subsidiary of Level Brands, Inc., a North Carolina corporation (the “Parent”).

WHEREAS, the Executive served as a manager and the principal executive officer of Cure Based Development, LLC (“Cure”), an entity acquired by the Parent pursuant to the terms and conditions of that certain Agreement and Plan of Merger dated December 3, 2018 (the “Merger Agreement”) by and among the Parent, AcqCo LLC, the Company and Cure (the “Mergers”).

WHEREAS, pursuant to the term of the Merger Agreement, at the closing of the Mergers, the Executive was appointed to the Parent’s Board of Directors (the “Parent Board”).

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company pursuant to the terms of this Agreement.

WHEREAS, the Executive, by virtue of the Executive's employment with the Company, will become familiar with the manner, methods, trade secrets and other confidential information pertaining to the Company's business, including the Company's client base.

NOW, THEREFORE, in consideration of the mutual agreements herein made, the Company and the Executive do hereby agree as follows:

1.           Recitals. The above recitals are true, correct, and are herein incorporated by reference.

2.           Employment. The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, upon the terms and conditions hereinafter set forth.

3.           Authority and Power During Employment Period.

a.           Duties and Responsibilities. During the term of this Agreement, the Executive will serve as Chief Executive Officer of the Company and in this capacity, shall have such duties and responsibilities consistent with Executive’s title(s), status, and position as the Company’s Chief Executive Officer. The Executive will report to the Chief Executive Officer of the Parent.

b.           Time Devoted. Throughout the term of the Agreement, the Executive shall devote substantially all of the Executive's business time and attention to the business and affairs of the Company consistent with the Executive's position with the Company, except for reasonable vacations and except for illness or incapacity, but nothing in the Agreement shall preclude the Executive from engaging in a business other than the Business of the Company which does not compete with the Company, upon prior notice to the Audit Committee of the Parent’s Board of Directors, and provided that such activities do not interfere with the regular performance of the Executive's duties and responsibilities under this Agreement.

c.           Corporate Policies. The Executive shall abide by all corporate governance and employment policies of the Company which may be adopted or modified from time to time including, but not limited to, the Parent’s insider trading and code of ethics polities.

4.           Term. The initial term (“Initial Term”) of employment hereunder will commence on the Effective Date and end on the fifth (5th) anniversary of the Effective Date and may be extended for additional one (1) year periods (each a “Renewal Term”) upon mutual consent of the parties by written consent exchanged at least sixty (60) days before the expiration of the Initial Term or any Renewal Term, as the case may be, unless this Agreement shall have been terminated pursuant to Section 6 of this Agreement. When used herein, ‘Term” shall mean the Initial Term and any Renewal Term(s).

5.           Compensation and Benefits.

a.           Salary. The Executive shall be paid a base salary (“Base Salary”), payable in accordance with the Company's policies from time to time for senior executives, at an annual rate of one hundred and eighty thousand dollars ($180,000). The Base Salary thereafter may be increased, but not decreased, from time to time, by the Compensation Committee of the Board of Directors of the Parent (the “Parent Compensation Committee”) in connection with reviews of Executive’s performance, which such reviews shall occur no less frequently than annually.

b.           Discretionary Bonus.

(1)           The Parent Compensation Committee shall review the Executive's performance on an annual basis, and in connection with such annual review, the Executive may be entitled to receive an annual discretionary bonus (the “Annual Discretionary Bonus”) in such amount as may be determined by the Parent Board, upon recommendation of the Parent Compensation Committee, in its sole discretion. So long as the Executive is a member of the Parent Board, he shall abstain from participation in the deliberations of the Parent Board with respect to the Annual Discretionary Bonus.

(2)           The Parent Compensation Committee shall commence each annual review by the last business day of January of the following year. The Annual Discretionary Bonus, if any, shall be paid to the Executive by the last business day of February of the following year, or, if no Annual Discretionary Bonus is awarded, the Parent Compensation Committee shall so notify the Executive in writing of such determination by the last business day of February of the following year. For example, the Parent Compensation Committee review for the year ending December 31, 2019 shall commence no later than January 31, 2020, and, assuming an Annual Discretionary Bonus is to be awarded, the Executive shall be paid the Annual Discretionary Bonus for the year ending December 31, 2019 on or before February 28, 2020. The Annual Discretionary Bonus, if any, may be paid to the Executive in the form of cash, equity awards made under the Parent’s 2015 Equity Compensation Plan or a combination thereof, as determined by the Parent Compensation Committee in its sole discretion.

c.           Executive Benefits. The Executive shall be entitled to participate in all benefit programs of the Company currently existing or hereafter made available to executive and/or salaried employees including, but not limited to, stock option plans, pension and other retirement plans, group life insurance, hospitalization, surgical and major medical coverage, sick leave, salary continuation, vacation and holidays, long-term disability, and other fringe benefits.

d.           Vacation. During each fiscal year of the Company, the Executive shall be entitled to such amount of vacation consistent with the Executive's position and length of service to the Company.

e.           Business Expense Reimbursement. During the Term of employment, the Executive shall be entitled to receive proper reimbursement for all reasonable, out of-pocket expenses incurred by the Executive (in accordance with the policies and procedures established by the Parent) in performing services hereunder, provided the Executive properly accounts therefor.

f.           Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

6.           Termination.

a.           Death. This Agreement will terminate upon the death of the Executive.

b.           Disability.

(1)           The Executive's employment will terminate in the event of his disability, upon the first day of the month following the determination of disability as provided below. Following such a termination, the Executive shall be entitled to compensation in accordance with the Company's disability compensation practice for senior executives, including any separate arrangement or policy covering the Executive, but in all events the Executive shall continue to receive his Base Salary, at the annual rate in effect immediately prior to the commencement of disability, for three (3) months after the termination. Any amounts provided for in this Section 6b shall not be offset by other long-term disability benefits provided to the Executive by the Company or Social Security.

(2)           “Disability,” for the purposes of this Agreement, shall be deemed to have occurred if (A) the Executive is unable, by reason of a physical or mental condition, to perform his duties under this Agreement for an aggregate of ninety (90) days in any 12-month period or (B) the Executive has a guardian of the person or estate appointed by a court of competent jurisdiction. Anything herein to the contrary notwithstanding, if, following a termination of employment due to disability, the Executive becomes re-employed, whether as an executive or a consultant, any compensation, annual incentive payments or other benefits earned by the Executive from such employment shall be offset against any compensation continuation due to the Executive hereunder.

c.           Termination by the Company For Cause.

(1)           Nothing herein shall prevent the Company from terminating Executive for Cause, as hereinafter defined. The Executive shall continue to receive compensation only for the period ending with the date of such termination as provided in this Section 6c. Any rights and benefits the Executive may have in respect of any other compensation shall be determined in accordance with the terms of such other compensation arrangements or such plans or programs.

(2)           “Cause” shall mean (A) committing or participating in an injurious act of fraud, gross neglect or misrepresentation, embezzlement or dishonesty against the Company; (B) committing or participating in any other injurious act or omission wantonly, willfully, recklessly or in a manner which was grossly negligent against the Company; (C) engaging in a criminal enterprise involving moral turpitude; (D) conviction for a felony under the laws of the United States or any state thereof; (E) violation of any Federal or state securities laws, rules or regulations, or any rules or regulations of any stock exchange or other market on which the Parent's securities may be listed or quoted for trading; (F) violation of the Parent’s and/or the Company's corporate governance policies; or (G) any assignment of this Agreement in violation of Section 14 of this Agreement.

(3)           Notwithstanding anything else contained in this Agreement, this Agreement will not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a notice of termination stating that the Executive committed one of the types of conduct set forth in Section 6c(2) of this Agreement and specifying the particulars thereof and the Executive shall be given a thirty (30) day period to cure such conduct set forth in Section 6c(2).

d.           Voluntary Termination. If the Executive terminates the Executive's employment on the Executive's own volition prior to the expiration of the Term of this Agreement, including any renewals thereof, such termination shall constitute a voluntary termination and in such event the Executive shall be limited to the same rights and benefits as provided in connection with a termination for Cause as provided in Section 6c.

7.           Covenant Not To Compete and Non-Disclosure of Information.

a.           Covenant Not To Compete. The Executive acknowledges and recognizes the highly competitive nature of the Company's Business and the goodwill, continued patronage, and the names and addresses of the Company's Clients (as hereinafter defined) constitute a substantial asset of the Company having been acquired through considerable time, money and effort. Accordingly, in consideration of the execution of this Agreement, and as except as may specifically otherwise approved by the Parent Board, the Executive agrees to the following:

(1)           That during the Restricted Period (as hereinafter defined) and within the Restricted Area (as hereinafter defined), the Executive will not, individually or in conjunction with others, directly or indirectly, engage in any Business Activities (as hereinafter defined), whether as an officer, director, proprietor, employer, partner, independent contractor, investor (other than as a holder solely as an investment of less than four and ninety-nine one hundreds percent (4.99%) of the outstanding capital stock of a publicly traded company), consultant, advisor, agent or otherwise.

(2)           That during the Restricted Period and within the Restricted Area, the Executive will not, directly or indirectly, compete with the Company by soliciting, inducing or influencing any of the Company's Clients which have a business relationship with the Company at the time during the Restricted Period to discontinue or reduce the extent of such relationship with the Company.

(3)           That during the Restricted Period and within the Restricted Area, the Executive will not (A) directly or indirectly recruit, solicit or otherwise influence any employee or agent of the Company to discontinue such employment or agency relationship with the Company, or (B) employ or seek to employ, or cause or permit any business which competes directly or indirectly with the Business Activities of the Company (the “Competitive Business”) to employ or seek to employ for any Competitive Business any person who is then (or was at any time within two (2) years prior to the date Executive or the Competitive Business employs or seeks to employ such person) employed by the Company.

b.           Non-Disclosure of Information. The Executive acknowledges that the Company's trade secrets, private or secret processes, methods and ideas, as they exist from time to time, customer lists and information concerning the Company's sources, products, services, pricing, formula, training methods, development, technical information, marketing activities and procedures, credit and financial data concerning the Company and/or the Company's Clients, and (the “Proprietary Information”) are valuable, special and unique assets of the Company, access to and knowledge of which are essential to the performance of the Executive hereunder. In light of the highly competitive nature of the industry in which the Company's Business is conducted, the Executive agrees that all Proprietary Information, heretofore or in the future obtained by the Executive as a result of the Executive's association with the Company shall be considered confidential.

In recognition of this fact, the Executive agrees that the Executive, during the Restricted Period, will not use or disclose any of such Proprietary Information for the Executive's own purposes or for the benefit of any person or other entity or organization (except the Company) under any circumstances unless such Proprietary Information has been publicly disclosed generally or, unless upon written advice of legal counsel reasonably satisfactory to the Company, the Executive is legally required to disclose such Proprietary Information. Documents (as hereinafter defined) prepared by the Executive or that come into the Executive's possession during the Executive's association with the Company are and remain the property of the Company, and when this Agreement terminates, such Documents shall be returned to the Company at the Company's principal place of business, as provided in the Notice provision (Section 10) of this Agreement.

c.           Documents. “Documents” shall mean all original written, recorded, or graphic matters whatsoever, and any and all copies thereof, including, but not limited to: papers; books; records; tangible things; correspondence; communications; telex messages; memoranda; work-papers; reports; affidavits; statements; formulas; summaries; analyses; evaluations; client records and information; agreements; agendas; advertisements; instructions; charges; manuals; brochures; publications; directories; industry lists; schedules; price lists; client lists; statistical records; training manuals; computer printouts; books of account, records and invoices reflecting business operations; all things similar to any of the foregoing however denominated. In all cases where originals are not available, the term “Documents” shall also mean identical copies of original documents or non-identical copies thereof.

d.           Company's Clients. The “Company's Clients” shall be deemed to be any persons, partnerships, companies, professional associations or other organizations for or with whom the Company or Cure, prior to the Mergers, has performed Business Activities, including, but not limited to, suppliers or vendors with whom the Company or Cure, prior to the Mergers, has done or is endeavoring to do business.

e.           Restrictive Period. The “Restrictive Period” shall be deemed to be one (1) year following termination of this Agreement.

f.           Restricted Area. The “Restricted Area” shall be deemed to mean the United States.

g.           Business Activities. “Business Activities” shall be deemed to include the Business, and any additional activities which the Company or any of its affiliates may engage in during any portion of the twelve (12) months prior to the termination of Executive's employment.

h.           Covenants as Essential Elements of this Agreement. It is understood by and between the parties hereto that the foregoing covenants contained in Sections 7a and b are essential elements of this Agreement, and that but for the agreement by the Executive to comply with such covenants, the Company would not have agreed to enter into this Agreement. Such covenants by the Executive shall be construed to be agreements independent of any other provisions of this Agreement. The existence of any other claim or cause of action, whether predicated on any other provision in this Agreement, or otherwise, as a result of the relationship between the parties shall not constitute a defense to the enforcement of such covenants against the Executive. To the extent that the covenants contained in this Section 7 may later be deemed by a court to be too broad to be enforced with respect to their duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision. The provision as modified shall then be enforced.

i.           Survival After Termination of Agreement. Notwithstanding anything to the contrary contained in this Agreement, the covenants in Sections 7a and b shall survive the termination of this Agreement and the Executive's employment with the Company.

j.           Remedies.

(1)           The Executive acknowledges and agrees that the Company's remedy at law for a breach or threatened breach of any of the provisions of Section 7a or b herein would be inadequate and the breach shall be per se deemed as causing irreparable harm to the Company. In recognition of this fact, in the event of a breach by the Executive of any of the provisions of Section 7a or b, the Executive agrees that, in addition to any remedy at law available to the Company, including, but not limited to monetary damages, all rights of the Executive to payment or otherwise under this Agreement and all amounts then or thereafter due to the Executive from the Company under this Agreement may be terminated and the Company, without posting any bond, shall be entitled to obtain, and the Executive agrees not to oppose the Company's request for equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available to the Company.

(2)           The Executive acknowledges that the granting of a temporary injunction, temporary restraining order or permanent injunction merely prohibiting the use of Proprietary Information would not be an adequate remedy upon breach or threatened breach of Section 7a or b and consequently agrees, upon proof of any such breach, to the granting of injunctive relief prohibiting any form of competition with the Company. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach.

8.           Indemnification. The Executive shall be covered by the Articles of Organization and Operating Agreement of the Company with respect to matters occurring on or prior to the date of termination of the Executive's employment with the Company, subject to all the provisions of North Carolina and Federal law, the Articles of Organization the Company and the Operating Agreement of the Company then in effect. Such reasonable expenses, including attorneys' fees, that may be covered by these indemnification provisions shall be paid by the Company on a current basis in accordance with such provision, the Company's Articles of Organization, Operating Agreement and North Carolina law. To the extent that any such payments by the Company pursuant to these provisions may be subject to repayment by the Executive pursuant to the provisions of the Articles of Organization and/or Operating Agreement, or pursuant to North Carolina or Federal law, such repayment shall be due and payable by the Executive to the Company within twelve (12) months after the termination of all proceedings, if any, which relate to such repayment and to the Company's affairs for the period prior to the date of termination of the Executive's employment with the Company and as to which Executive has been covered by such applicable provisions.

9.           Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or the Executive's estate or beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, the Company may accept other arrangements pursuant to which it is satisfied that such tax and other payroll obligations will be satisfied in a manner complying with applicable law or regulation.

10.           Notices. Any notice required or permitted to be given under the terms of this Agreement shall be sufficient if in writing and if sent postage prepaid by registered or certified mail, return receipt requested; by overnight delivery; by courier; or by confirmed telecopy, in the case of the Executive to the Executive's last place of business or residence as shown on the records of the Company, or in the case of the Company to its principal office as set forth in the first paragraph of this Agreement, or at such other place as it may designate.

11.           Waiver. Unless agreed in writing, the failure of either party, at any time, to require performance by the other of any provisions hereunder shall not affect its right thereafter to enforce the same, nor shall a waiver by either party of any breach of any provision hereof be taken or held to be a waiver of any other preceding or succeeding breach of any term or provision of this Agreement. No extension of time for the performance of any obligation or act shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

12.           Completeness and Modification. This Agreement constitutes the entire understanding between the parties hereto superseding all prior and contemporaneous agreements or understandings among the parties hereto concerning the Agreement. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties or, in the case of a waiver, by the party to be charged.

13.           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one agreement.

14.           Binding Effect/Assignment. This Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and assigns. This Agreement shall not be assignable by the Executive but shall be assignable by the Company in connection with the sale, transfer or other disposition of its business or to any of the Company's affiliates controlled by or under common control with the Company.

15.           Governing Law. This Agreement shall become valid when executed and accepted by the Company. The parties agree that it shall be deemed made and entered into in the State of North Carolina and shall be governed and construed under and in accordance with the laws of the State of North Carolina. Anything in this Agreement to the contrary notwithstanding, the Executive shall conduct the Executive's business in a lawful manner and faithfully comply with applicable laws or regulations of the state, city or other political subdivision in which the Executive is located.

16.           Further Assurances. All parties hereto shall execute and deliver such other instruments and do such other acts as may be necessary to carry out the intent and purposes of this Agreement.

17.           Headings. The headings of the sections are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

18.           Survival. Any termination of this Agreement shall not, however, affect the ongoing provisions of this Agreement which shall survive such termination in accordance with their terms.

19.           Severability. The invalidity or unenforceability, in whole or in part, of any covenant, promise or undertaking, or any section, subsection, paragraph, sentence, clause, phrase or word or of any provision of this Agreement shall not affect the validity or enforceability of the remaining portions thereof.

20.           Enforcement. Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the successful party will be awarded reasonable attorneys' fees at all trial and appellate levels, expenses and costs.

21.           Venue. The Company and Executive acknowledge and agree that the U.S. District Court for the State of North Carolina, or if such court lacks jurisdiction, the State of North Carolina(or its successor) in and for Mecklenburg County, North Carolina, shall be the venue and exclusive proper forum in which to adjudicate any case or controversy arising either, directly or indirectly, under or in connection with this Agreement and the parties further agree that, in the event of litigation arising out of or in connection with this Agreement in these courts, they will not contest or challenge the jurisdiction or venue of these courts.

22.           Construction. This Agreement shall be construed within the fair meaning of each of its terms and not against the party drafting the document.

23.           Role of Counsel. The Executive acknowledges his understanding that this Agreement was prepared at the request of the Company by Pearlman Law Group LLP, its counsel, and that such firm did not represent the Executive in conjunction with this Agreement or any of the related transactions. The Executive, as further evidenced by his signature below, acknowledges that he has had the opportunity to obtain the advice of independent counsel of his choosing prior to his execution of this Agreement and that he has availed himself of this opportunity to the extent he deemed necessary and advisable.

THE EXECUTIVE ACKNOWLEDGES THAT THE EXECUTIVE HAS READ ALL OF THE TERMS OF THIS AGREEMENT, UNDERSTANDS THE AGREEMENT, AND AGREES TO ABIDE BY ITS TERMS AND CONDITIONS.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Witness:		THE COMPANY:

_____________________________		cbdMD LLC

_____________________________		By Level Brands, Inc.,
Manager

	By:	/s/ Mark S. Elliott
Mark S. Elliott,
Chief Financial Officer and
Chief Operating Officer

Witness:		THE EXECUTIVE

_____________________________		/s/ R. Scott Coffman
_____________________________		R. Scott Coffman